Exhibit 10.21

SECOND AMENDMENT

SEAGATE DEFERRED COMPENSATION PLAN

The Seagate Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the “Plan”), is hereby amended by this Second Amendment (the “Amendment”).

WHEREAS, for purposes of this Amendment, capitalized terms used herein that are not defined shall have the meanings given to them in the Plan;

WHEREAS, Seagate US LLC (the “Company”) maintains the Plan, which is a nonqualified deferred compensation plan, for the benefit of Directors and eligible employees of the Company and Participating Companies;

WHEREAS, Section 9.4 of the Plan document provides that the Committee has the authority to adopt and execute any amendments to the Plan; and

WHEREAS, pursuant to authority granted to the Committee under Section 9.4, the Committee has determined that it is appropriate to amend the Plan to (1) provide that Directors shall no longer be eligible to participate in the Plan after 2010; (2) clarify which bonuses are eligible for deferral, with respect to bonuses attributable to periods after 2010; (3) clarify with respect to amounts deferred after 2010 that a Participant may elect certain installment forms of distribution only at the time of the Participant’s first deferral election; (4) clarify that an Unforeseeable Emergency may include property loss due to a natural disaster provided all of the other requirements of an Unforeseeable Emergency are satisfied; (5) clarify that investment earnings do not accrue to a Participant’s account after the Participant’s account balance has been fully distributed to the Participant; and (6) clarify how a Participant’s account will be distributed upon the Participant’s death or disability.

NOW, THEREFORE, BE IT RESOLVED, that the Amendment, as set forth in the attached Exhibit A, is hereby approved and adopted effective as specified in Exhibit A.

Exhibit A

SECOND AMENDMENT

SEAGATE DEFERRED COMPENSATION PLAN

The Seagate Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the “Plan”), is hereby amended as follows:

1.                                       Effective with respect to amounts earned on account of periods after 2010, the Plan is hereby amended by replacing “Annual Bonus” with “Bonus” everywhere that “Annual Bonus” appears in the Plan, and Section 1.5 is hereby amended in its entirety to read as follows:

1.5                                 Bonus.  “Bonus” means the performance-based (within the meaning of Code Section 409A) cash incentive compensation payable to a Participant under any bonus and cash incentive plans of the Company or a Participating Company.  For purposes of the Plan, Bonus shall not include any discretionary bonus payments, including Reward and Recognition bonuses.

2.                                       Effective January 1, 2011, Section 2.1 is hereby amended by deleting the phrase “or Director” and by adding the following at the end of that Section:

Effective January 1, 2011, Directors are no longer eligible to defer any portion of their Compensation, but Directors who have Accounts attributable to periods prior to 2011 shall continue to be Participants in the Plan and the Plan terms shall continue to govern Director Accounts until paid in full.

3.                                       Effective January 1, 2011, Section 3.1 is hereby amended by deleting the phrase “or Director.”

4.                                       Effective January 1, 2011, Section 3.3 is hereby amended by adding the following sentence to the end thereof:

Notwithstanding anything to the contrary, in no event shall a Participant’s Account be credited with investment earnings after the Participant’s Account has been fully distributed to the Participant.

5.                                       Effective January 1, 2011, Section 7.1 is hereby amended to read in its entirety as follows:

7.1                                 Distribution Options.  Each Participant may elect to receive his or her deferrals (and earnings thereon) either at separation from service or as a Scheduled In-Service Withdrawal, subject to the provisions of this Article VII.  The Participant may make distribution elections, pursuant to the election form prescribed by the Committee from time to time, for each Plan Year’s deferrals

(and earnings thereon).  The election to receive payment of a Plan Year’s deferrals (and earnings thereon) at separation from service is irrevocable.  Participants will receive payments upon death, in the event of an unforeseeable emergency, or upon the Participant’s Disability as set forth in this Article VII.

6.                                       Effective January 1, 2011, Section 7.2(b) is amended by adding the following sentence after the second sentence in Section 7.2(b):

Notwithstanding anything to the contrary, any such election under this Subsection 7.2(b) shall apply to distributions upon separation from service and Disability, but shall not apply to distributions payable upon the Participant’s death at any time.

7.                                       Effective for amounts deferred after 2010, Section 7.2(b) is hereby amended by adding the following at the end of that Section:

Notwithstanding anything to the contrary, a Participant may make an election to receive distribution in the installment form(s) of distribution above, in lieu of a lump sum distribution specified in Subsection 7.2(a) above, only during the first Election Period in which the Participant makes a deferral election, even if the Participant initially elects to receive only a Scheduled In-Service Withdrawal.  Unless a Participant elects an installment form(s) of distribution at the time of the Participant’s initial deferral election, then the Participant will be deemed to have elected to receive such distributions in a lump sum for all Plan Years in which the Participant receives a distribution due to separation from service or Disability.

8.                                       Effective for amounts deferred after 2010, Section 7.2(c)(1) is hereby amended by replacing the first sentence of Section 7.2(c) (1) with the following sentence:

(1)                                  A Participant may make a distribution election under Subsection 7.2(b) above by completing a form approved by and filed with the Committee by the end of the applicable Election Period during which the Participant first makes a deferral election, provided it is made at latest (i) before the end of the calendar year prior to the year in which services related to compensation in question will be performed, or (ii) in the case of new Participants’ initial election, if the Committee so approves, within 30 days after becoming eligible to participate in the Plan.

9.                                       Effective January 1, 2011, Section 7.3(e) is hereby amended to read in its entirety as follows:

(e)                                  If a Participant is receiving Scheduled In-Service distributions and has a Disability or a separation from service from the Company and all Related Companies for any reason, the Participant shall receive a distribution equal to the Participant’s remaining Distributable Amount in accordance with the Participant’s election, if any, applicable to a separation from service, and the distributions shall commence on the Payment Commencement Date related to the separation from service or Disability, whichever is applicable.  A Participant shall not be deemed to have separated from service with the Company if the Participant transfers employment from one Participating Company and becomes employed by another Related Company without any intervening employment.  In the event of the Participant’s death, before Scheduled In-Service distributions have begun or while the Participant is receiving Scheduled In-Service distributions, the Participant’s Distributable Amount (or remaining Distributable Amount) shall be paid to his or her Beneficiary or Beneficiaries in a cash lump sum payment no later than the later of (i) the calendar year in which the Participant dies, or (ii) two and one-half months after the Participant dies.

10.                                 Effective January 1, 2011, Section 7.4(a) is hereby amended in its entirety and is replaced with the following new Section 7.4(a):

7.4. Unforeseeable Emergency.

(a) Triggering an Unforeseeable Emergency.  The Committee may, in its sole and absolute discretion, accelerate the date of distribution of a Participant’s Account due to an unforeseeable emergency at any time without penalty.  An unforeseeable emergency withdrawal may be granted only for an unforeseeable, severe financial condition resulting from (i) the need to pay funeral expenses or medical expenses for the Participant, the Participant’s Spouse, the Participant’s Beneficiary or his or her dependent (as defined in Code Section 152(a), without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) resulting from a sudden and unexpected illness or accident; (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but which may not be relieved through other available resources of the Participant, as determined by the Committee, in its sole and absolute discretion.  A distribution as provided hereunder shall not exceed the amount required to relieve the financial need of the Participant, nor shall such a distribution be made if the need may be satisfied from other resources reasonably available to the Participant.  If a Participant receives a distribution pursuant to this Section, the Participant shall be ineligible to participate in the Plan for the balance of the Plan Year in which the distribution occurs and all of the following Plan Year.

11.                                 Effective January 1, 2011, the Plan is hereby amended to add the following sentence to Section 9.11:

For purposes of Code Section 409A, all payments to be made on account of termination of employment (including a separation from service) shall only be made upon a “separation from service” under Code Section 409A.

In WITNESS WHEREOF, the Seagate Benefits Administrative Committee, by its duly authorized officer, has executed this Amendment to the Plan on December 23, 2010.

SEAGATE BENEFITS ADMINISTRATIVE COMMITTEE

By:	/s/ John Cleveland
Title:	Vice President Global Compensation and Benefits